Exhibit 4.18

 Consulting Agreement

This Consulting Agreement (the “Agreement”) is entered into effective as of the 1 day of September, 2009 (the "Effective Date") between Telegraph Hill Group LLC, having its offices at 582 Market Street, Suite 700, San Francisco, CA 94104, USA (“THG”) and B.O.S. Better Online Solutions Ltd., a company incorporated under the laws of State of Israel, having its place of business at 20 Frieman St., Rishon LeZion, Israel (the “Company”).

Whereas,	the Company desires to engage Consultant as its business Consultant and Consultant agrees to accept such engagement, all under the terms and conditions contained in this Agreement;

Now, Therefore, the parties agree, stipulate and declare as follows:

1.	Definitions

1.1
Potential Investor/Partner - means, (a) if in connection with a Private Financing (as defined in Section 1.2.1 below), then any investor interested in conducting a Private Financing in the Company (excluding an investor who is at the time of initial introduction by Consultant, a then existing shareholder of the Company); and (b) if in connection with a Commercial Arrangement (as defined in Section 1.2.2 below), then any entity interested in entering into a Commercial Arrangement of any kind with the Company, provided, however, that in any event, the Consultant receives the prior written approval of the Company’s Chief Executive Officer to such Potential Investor/Partner. Annex A hereto sets forth an initial list of persons/entities which are together with any of their related or affiliated persons/entities approved Potential Investors/Partners. Annex A may be amended or supplemented from time to time by the parties, in accordance with the provisions of this Agreement.

1.2	Qualified Transaction - means any Private Financing or Commercial Arrangement. For purposes hereof:

1.2.1	Private Financing - means, an equity or debt (including convertible debt) financing of the Company by a Potential Investor/Partner.

1.2.2
Commercial Arrangement - means, a commercial agreement with a Potential Investor/Partner, amongst other things, granting a license to use the Company’s technology or any other intellectual property rights owed by the Company.

2.	Appointment and Authority

2.1
The Company hereby appoints THG as its business Consultant for the purpose of providing the Services as defined in Section 2.3 below, all under the terms and conditions provided herein, and Consultant hereby accepts such appointment.

2.2
Upon introduction by the Consultant of a pre-approved Potential Investor/Partner to the Company, the Company shall consider the possibility of entering into a Qualified Transaction with such person. Neither the introduction nor the consideration by the Company or any other provision of this Agreement will create any obligation of the Company to enter into any arrangement or agreement with a Potential Investor/Partner, and the Company may, in its sole discretion, decide to discontinue at any time any contacts and/or negotiations, without incurring any liability towards the Consultant as a result thereof.

2.3	Within the framework of this Agreement and during the Term (as defined below), the Consultant will be responsible for rendering the following services to the Company (the “Services”):

2.3.1	Identify Potential Investors/Partners, and following the Company’s approval introduce the same to the Company.

2.3.2
Furnish the Company with reasonably detailed information regarding the business and suitability of such Potential Investors/Partners to the interests and goals of the Company, and assist the Company in the process of evaluating a contemplated transaction with such Potential Investor/Partner.

2.3.3	Provide assistance, to the extent requested by the Company, in negotiations of Private Financing and/or Commercial Arrangement transactions with Potential Investors/Partners.

2.4
In carrying out the Services and/or any other provision of this Agreement, Consultant agrees that it shall not make, and has no authority to make, any statements, representations  or assume any commitment, undertaking or obligation in the name of or on behalf of the Company, whether verbal or written, and it will not present itself as having any such powers or authorities. Moreover, Consultant shall not disclose to any Potential Investor/Partner any information or materials pertaining to the Company, other than information and materials that were provided to the Consultant by the Company explicitly for such purpose.

3.	Term

The provision of Services pursuant to this Agreement shall commence on September 1, 2009, subject to the prior approval of the Board of Directors of the Company, and shall continue for a period of four (4) years thereafter, upon which the Agreement shall terminate, unless terminated earlier in accordance with the provisions of Section 6 below.

4.	Consideration

4.1
Subject to and contingent upon the approval of the Board of Directors of the Company, as full and complete consideration for the Services granted by the Consultant hereunder, the Company shall grant Telegraph Hill Capital Fund I, LLC (“THCapital”), an entity managed by the Consultant, 72,000 options to purchase the Company’s Ordinary Shares nominal value NIS 4.00 each (the “Options”). The options shall be governed by the Company’s Stock Option Plan and shall be granted pursuant to the Company’s Stock Option Agreement. The Options shall vest and become exercisable upon the lapse of eighteen months from September 1, 2009. Each Option shall be exercisable by payment of an exercise price per Option equal to $0.55. The Options shall expire and shall no longer be exercisable upon the lapse of eighteen (18) months after the date of vesting.

4.2	Any applicable tax related to the grant of the Options shall be solely borne by THCapital.

4.3	The Company shall not be liable to reimburse or otherwise pay Consultant for any expenses Consultant incurs in its performance of this Agreement.

5.	Confidentiality

5.1
The contents of this Agreement and any and all information disclosed to the Consultant by the Company about or relating to the Company or any of the Company’s products (including but not limited to the Company’s technology, know how, financial condition, business prospects or investors or any other information) prior or, during the term of the engagement hereunder, whether in writing, orally or in any other form, which is not in the public domain (“Confidential Information”), shall be held by the Consultant in absolute confidence, and the Consultant shall treat such information with the same care as it would exercise in the handling of its own confidential or proprietary information, but in no event less than reasonable care, Consultant shall not disclose such information to any person including employees, consultants, and/or contractors and/or Potential Investors/Partners or targets of the Services hereunder, unless such person or entity is bound by a like obligation of confidentiality in writing approved by the Company. Any disclosure of Confidential Information by the Consultant shall be solely for the purpose and within the scope of performance of the Services hereunder. Upon termination of the Consultant’s engagement with the Company for any reason, all Confidential Information shall be immediately returned to the Company.

5.2
The Consultant agrees and acknowledges that: (a) the Company is a public company whose securities are traded on the Nasdaq Global Market, (b) The Confidential Information of the Company may be deemed to be or to include Non-public and in the provision of the Services hereunder as well as the use of any Company information,  it shall strictly comply with applicable securities laws and stock exchange regulations (including, without limitations, regarding insider trading).

6.	Termination and Effect of Termination

6.1
Either party may terminate this Agreement by written notice with immediate effect upon a material breach hereof by the other party. Termination under this Section 6.1 shall become effective on the tenth (10th) day after the date of notice of termination thereof.

6.2	Either party may terminate this Agreement for convenience upon a fifteen (15) day prior written notice to the other party.

6.3	The following provisions shall apply upon termination or expiration of this Agreement:

6.3.1	Consultant shall cease all activities on behalf of the Company, and shall return to the Company all Confidential Information in its possession or control.

6.3.2
Sections 4 (“Consideration”), to the extent applicable, Section 5 ("Confidentiality"),  6.2 (“Consequences of Termination”) and 7 (“General Provisions”) shall survive termination or expiration of this Agreement.

7.	General Provisions

7.1
Governing Law and Jurisdiction. This Agreement shall be exclusively governed by, interpreted and construed in accordance with the internal laws of the State of Israel without giving effect to the principles of conflict of laws thereof. The competent court in Tel Aviv, Israel shall have sole and exclusive jurisdiction regarding any dispute or claim arising hereunder.

7.2
Severability. Any provision hereof which is found to be invalid, illegal or unenforceable under any applicable laws, shall be amended to the extent required to render it valid, legal and enforceable under such laws (or deleted if no such amendment is feasible), and such amendment or deletion shall not affect the enforceability of the other provisions hereof.

7.3
Entire Agreement. This Agreement represents the entire agreement between the parties on the subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature between them. No modification of this Agreement will be effective unless in writing, signed by both parties.

7.4
Waiver. The parties agree that failure of either party at any time to require performance by the other party of any of the provisions herein shall not operate as a waiver of the right of that party to request strict performance of the same or like provisions, or any other provisions hereof, at a later time.

7.5
Independent Status. Consultant shall not be considered an agent or legal representative of the Company for any purpose, and, neither Consultant, nor any of its directors, officers or employees, if any, shall be, or be considered, an agent or employee of the Company. Consultant is not granted and shall not exercise the right or authority to assume or create any obligation or responsibility, including without limitation, contractual obligations on behalf of or in the name of Company.

7.6
Notice. Notice as required herein shall be delivered by hand, by fax, by courier service or by registered or certified mail, return receipt requested, postage prepaid. A notice shall be addressed to the other party at the address listed above, or to another address that may subsequently be specified in writing by a party. A notice shall be effective three (3) days after being delivered by hand, courier service or by fax, and five (5) days after being sent by mail.

7.7	Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute one and the same Agreement.

In witness whereof, the parties have signed this Agreement effective as of the effective date:

B.O.S. Better Online Solutions Ltd.	Telegraph Hill Group LLC

Name:	Name:
Title:	Title: